Exhibit 10.2

Termination Letter Agreement

This Termination Agreement (this “Termination Agreement”) is made and entered into as of November__, 2026, by and between AGM Group Holdings Inc., a British Virgin Islands business company (the “Company”), and L1 Capital Global Opportunities Master Fund (the “Investor”).

WHEREAS, the Company and the Investor entered into a Purchase Agreement dated January 22, 2026, as amended (the “Purchase Agreement”), providing for an equity line of credit of up to US$25,000,000 (the “ELOC”).

WHEREAS, in connection with the ELOC, the Company issued to the Investor a Class A Ordinary Shares Purchase Warrant on January 22, 2026, initially covering 608,777 Class A Ordinary Shares at an exercise price of US$2.4639 per share (the “Warrant”).

WHEREAS, the parties desire to terminate the Purchase Agreement and the unused Commitment Amount on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows. Capitalized terms used but not defined herein have the meanings given in the Purchase Agreement.

1. TERMINATION

1.1 Status of the ELOC and Warrant. There are no outstanding Advance Notices or unsettled purchases under the Purchase Agreement. The Warrant has been fully exercised, and no unexercised rights remain outstanding. Each party confirms that, to its knowledge, as of the Effective Date (as defined below), all payment, share delivery and other obligations required to be performed by it on or before the Effective Date under the Transaction Documents relating solely to the ELOC have been fully performed or satisfied, and that it has no outstanding claim or demand against the other party, and is not aware of any pending or threatened dispute between the parties, arising out of or relating to those Transaction Documents. These confirmations do not affect the rights and obligations expressly preserved under Section 1.3.

1.2 Termination of the ELOC and Related Documents. Pursuant to Section 11.02(b) of the Purchase Agreement, the parties mutually agree that, upon execution and delivery of this Termination Agreement by both parties (the “Effective Date”), the Purchase Agreement, the entire unused Commitment Amount and all other Transaction Documents entered into between the Company and the Investor solely in connection with the ELOC shall terminate, subject to Section 1.3. No further Advance Notices may be delivered or Advances made after the Effective Date. No additional fee or penalty shall be payable solely as a result of this termination.

1.3 Effect of Termination. Except as expressly preserved in this Section 1.3 and provisions of the Purchase Agreement which survive termination as provided in the Purchase Agreement, the parties shall have no further obligations under the Transaction Documents terminated pursuant to Section 1.2 from the Effective Date. For the avoidance of doubt, Article V and Section 11.02(c) of the Purchase Agreement shall survive in accordance with their terms. This Termination Agreement does not affect the validity of any shares issued upon exercise of the Warrant or any rights or obligations relating to those shares that continue in accordance with the applicable Transaction Documents, including applicable registration rights, or any separate financing arrangement.

1.4 Further Assurances. Each party shall execute and deliver such further documents and take such further actions as may be reasonably required to give effect to this Termination Agreement.

2. MISCELLANEOUS

2.1 Captions. The captions used in this Termination Agreement are for reference purposes only and shall not affect its meaning or interpretation.

2.2 Parties in Interest. This Termination Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

2.3 Acknowledgements. The Investor acknowledges that it has been advised by the Company to consult with its tax advisor to determine the tax consequences to it of the actions and agreements provided herein. The Company shall not be responsible for any taxes owed by the Investor arising from those actions and agreements.

2.4 Execution. This Termination Agreement may be executed in two or more counterparts, all of which together constitute one instrument. Copies of this Termination Agreement and signature pages exchanged by facsimile or electronic transmission constitute effective execution and delivery and may be used in lieu of originals for all purposes. Signatures so transmitted shall be deemed original signatures.

2.5 Entire Agreement. This Termination Agreement contains the entire understanding of the parties concerning its subject matter and supersedes all prior agreements and understandings concerning that subject matter, subject to the rights and obligations expressly preserved in Section 1.3. It may be amended only by a written instrument signed by both parties.

2.6 Governing Law. This Termination Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to its principles of conflict of laws.

2.7 Jurisdiction and Venue. Any judicial proceeding arising out of or relating to this Termination Agreement shall be brought exclusively in the Supreme Court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York sitting in New York, New York. Each party irrevocably submits to the jurisdiction and venue of those courts and agrees to be bound by any final judgment rendered in such proceeding after exhaustion of all appeals.

2.8 Announcements and Disclosure. Notwithstanding any confidentiality or publicity restriction in any Transaction Document, the Company may, without further consent of the Investor, make any public announcement or disclosure concerning this Termination Agreement and the termination of the ELOC that the Company reasonably determines is required by applicable law, including applicable securities laws, or the rules or requirements of the SEC or any applicable securities exchange, including filing or furnishing this Termination Agreement as an exhibit to any required report. In addition, promptly after execution of this Termination Agreement, the Company will file a Current Report on Form 6-K with the Securities and Exchange Commission disclosing the execution of this Termination Agreement and the transactions contemplated hereby. At such time, the Investor will not be in possession of material non-public information.

IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be executed by their duly authorized representatives.

COMPANY:

AGM GROUP HOLDINGS INC.
By:
Name and Title

INVESTOR:

L1 CAPITAL GLOBAL OPPORTUNITIES MASTER FUND
By:
Name and Title

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